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                                                                   EXHIBIT 10.19

                                  redENVELOPE

February 18, 2003

John Roberts
1617 Belburn Drive
Belmont, CA 94002

RE: EMPLOYMENT TERMS

Dear John:

On behalf of RedEnvelope ("Company"), I am very pleased to offer you the position of Vice President of Information Systems on the following terms.

You will report directly to the Chief Executive Officer, and will work in our San Francisco office. The position of Vice President of Information Systems is exempt from any overtime pay. Your primary duties in this position will be to:
(1) provide leadership in analyzing business requirements in conjunction with technical considerations and in proposing system solutions, (2) manage all computer operations, application development and business application areas and all associated personnel, and (3) direct budgeting, strategic and tactical planning for the Information Systems area. You will also be responsible for any other projects or assignments as directed by the CEO. At all times during employment with the Company, you will devote your full energies, abilities and productive business time to the performance of your job for the Company and will not engage in any activity that would in any way interfere or conflict with the full performance of any of your duties for the Company.

You will receive a salary of $6,808.00 on a bi-weekly basis ($177,000.00 annualized), less applicable payroll deductions and all required withholdings, in accordance with the Company's regular payroll practices. You will also receive a one-time sign-on bonus of $10,000.00 to be paid in a lump sum, less applicable payroll deductions and required withholdings, within 30 days of your start date so long as you are still employed at that time. If your employment with the Company ends within 12 months of your start date due to termination with cause by the Company or voluntary resignation by you, on your last day of employment, you will repay the full amount of this sign-on bonus to the Company. For purposes of any such repayment to the Company, you authorize and consent to the deduction of the full amount of the sign-on bonus from the net amount of your final paycheck and any other amounts otherwise owed to you by the Company.

Commencing the month following your start date and while employed as a full-time employee on the regular payroll of the Company, you will be eligible to participate in the Company's standard benefits package. You will also be eligible for the Company's standard PTO and holiday benefits. General information regarding the Company's current benefit plans is attached. The Company may modify or cancel benefits from time to time as it deems appropriate in its sole discretion.

In addition, after hiring, we will recommend that the Board of Directors of the Company ("Board") grant you an option to purchase 165,000 shares of the Company's common stock. The specific characteristics, terms and conditions of the options mentioned above, including

  201 Spear Street Suite 300 San Francisco California 94105 www.RedEnvelope.com


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John Roberts
February 18, 2003
Page 2

the strike price and applicable vesting schedule, will be set forth in the option plan and grant documentation to follow after approval by the Board.

Your employment with the Company is for no specified duration and may be terminated either by you or the Company at any time and for any reason whatsoever, with or without cause or advance notice. The Company also retains the right to make all other decisions concerning your employment (e.g., changes to your position, title, level, responsibilities, compensation, job duties, reporting structure, work location, work schedule, goals or any other managerial decisions) at any time, with or without cause or advance notice, as it deems appropriate in its sole discretion. This at-will employment relationship cannot be changed except in writing signed by you and the Company's Chief Executive Officer. If the Company terminates your employment without cause, in exchange for you signing a general release of any all claims, the Company will pay you severance in the total amount of $44,250.00, less applicable payroll deductions and all required withholdings. This severance amount will be paid in biweekly installments, less applicable payroll deductions and all required withholdings, in accordance with the Company's regular payroll schedule, during the three calendar months following the termination of your employment. In addition to this payment, your existing coverage under the Company's group health plan (and, if applicable, the existing group health coverage for your eligible dependents) will continue for the three calendar months following the termination of your employment.

Your employment with the Company pursuant to this offer is contingent on you signing the Company's standard employee confidentiality and invention assignment agreement (attached) prior to your start date, providing satisfactory proof of your right to work in the United States as required by law, and on the Company's verification of your qualifications, background, experience and references. If employed, you will comply at all times with all Company policies, rules and procedures as they may be established, stated and/or modified from time to time at the Company's sole discretion.

Prior to your first day of work with the Company, you will have previously returned any confidential, proprietary or trade secret information belonging to any prior employer and will not use such information in your employment with the Company. You will also strictly adhere to the terms of any lawful restrictive covenants entered into between you and any prior employers.

Except as specified below, to the fullest extent allowed by law, any and all disputes, claims or controversies of any kind arising out of or related in any way to hiring, employment or the termination of employment with the Company (including without limitation any statutory or common law claims against the Company or any of its agents or employees) shall be fully and finally resolved through binding arbitration, before a neutral arbitrator, pursuant to the California Arbitration Act, California Code of Civil Procedure section 1280, et seq. You and the Company therefore waive any right to a jury trial on any such claims or matters. Any arbitration between the parties will be conducted before the American Arbitration Association ("AAA") in San Francisco, California, under the AAA's then existing national rules for the resolution of employment disputes, as modified in any respect necessary to comply with the requirements of California law for enforcement of arbitration agreements regarding employment-related disputes. This arbitration provision shall not apply to any claims for

John Roberts Offer

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John Roberts
February 18, 2003
Page 3

injunctive or other similar equitable relief. Before commencing any arbitration proceedings, any dispute between you and the Company or any of its agents or employees shall first be submitted, in writing, to the Company's Human Resource Officer (or if none, to the head of Finance & Accounting) for a good faith attempt at resolution.

This letter sets forth the entire agreement between you and the Company on the terms of your employment with the Company and supersedes any prior representations, understandings, promises or agreements, whether oral or written, by anyone regarding employment with the Company. The employment terms in this letter may only be modified in a writing signed by both you and the Company's Chief Executive Officer.

If you wish to accept employment with the Company under the terms described above, please sign and date this letter and return it to me by 5:00 p.m. PST on February 28, 2003. If you accept our offer, we would like you to start with us on March 10, 2003 or as soon thereafter as possible.

John, we are excited for you to join our team and look forward to working with you.

Sincerely,

RedEnvelope, Inc.

By: /s/ Alison L. May
    ---------------------------------

Title: Pres & CEO
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ACCEPTED AND AGREED:

JOHN ROBERTS

/s/ John Roberts                                        2/26/03
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Signature                                                Date

John Roberts Offer